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                                                                    EXHIBIT 4.01

                 FIRST AMENDMENT TO SECOND AMENDED AND RESTATED
           AGREEMENT OF LIMITED PARTNERSHIP OF CAPITAL AUTOMOTIVE L.P.

        This First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Capital Automotive L.P. ("First Amendment") is entered into this 19th day of July 2001, by Capital Automotive REIT, a Maryland real estate investment trust (the "General Partner"), as general partner of Capital Automotive L.P., a Delaware Limited Partnership.

                                    RECITALS

        WHEREAS, the Second Amended and Restated Agreement of Limited Partnership of Capital Automotive L.P. (the "Partnership Agreement") was executed on February 2, 1999; and

        WHEREAS, the General Partner wishes to amend the Partnership Agreement to clarify certain provisions regarding the pledging of Partnership Units by the Limited Partners.

        NOW THEREFORE, the Partnership Agreement is amended as follows:

        1. Section 8.05 Redemption Rights. Section 8.05 is hereby amended by adding the following new paragraph:

                (g) In the event that the General Partner permits the pledge of a Limited Partner's Partnership Units to the General Partner or any affiliate of the General Partner, the General Partner may agree, in its sole discretion, to allow the relevant secured party, upon a default by the applicable Limited Partner under the obligation to such secured party, to redeem such Partnership Units (prior to or after the expiration of the one-year period described in Section 8.05(a)); provided, that any such redemption shall be effected by the Partnership in the form of the Cash Amount or the REIT Shares Amount, in the General Partner's sole discretion.

        2. Section 8.05(a) Redemption Rights. Section 8.05(a) is hereby amended by deleting the reference to "Sections 8.05(b)-(f)" in the first sentence and substituting "Sections 8.05(b)-(g)" in its place.

        3. Miscellaneous. Except as specifically defined herein, all capitalized terms shall have the definition provided in the Partnership Agreement. This First Amendment has been authorized by the General Partner pursuant to Article 11 of the Partnership Agreement and does not require execution by the Limited Partners in the Partnership as of July 19, 2001. No other changes to the Partnership Agreement are authorized under this First Amendment.


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        IN WITNESS WHEREOF, the General Partner has executed this First
Amendment as of the day and year first above written.

                                        GENERAL PARTNER:

                                        CAPITAL AUTOMOTIVE REIT
                                        a Maryland real estate investment trust

                                        By: /s/ Thomas D. Eckert
                                            -----------------------------
                                                Thomas D. Eckert
                                                Chief Executive Officer and
                                                President



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